Exhibit 10.2

EARNOUT AGREEMENT

This Earnout Agreement (“Agreement”) is made and entered into as of June 19, 2020 by and among Muliang Agritech, Inc., a Nevada corporation (“Muliang”); Viagoo Pte Ltd., a Singapore company (“Viagoo”); the undersigned being former stockholders of Viagoo (collectively, the “Sellers”).

Recitals

A. Muliang and the Sellers have entered into a Share Exchange Agreement dated as of June 19, 2020 (the “Share Exchange Agreement”) setting forth certain terms and conditions pursuant to which Muliang has acquired all of the issued and outstanding shares of the capital stock of Viagoo (the “Shares”) from the Sellers.

B. To induce the Sellers to sell the Shares to Muliang, Muliang and the Sellers agreed that the Sellers shall be entitled to earn additional performance-related bonus which shall be payable to the Sellers upon and subject to the terms and conditions of this Agreement.

D. Unless otherwise indicated herein, all terms used herein without definition shall have the same meanings as set forth in the Share Exchange Agreement.

NOW THEREFORE, for and in consideration of the foregoing and the covenants and provisions contained herein, and intending to be legally bound hereby, Muliang, Viagoo, and the Sellers (collectively, the “Parties”), agree as follows:

1. Performance Earnouts.

1.1	Milestone Payments. As additional inducement for the Sellers to sell Shares of Viagoo, Muliang shall pay to the sellers the following additional amount of shares of Muliang’s common stock (“Muliang Share”), valued at $2.80 per share (each a “Milestone Payment”) upon the Proportionate achievement by or on behalf of Muliang of the following events (each, a Milestone Event”): (Proportionate shall be calculated as the weighted average of 50% of total revenue and 50% of pre-tax profit of each fiscal year)

(a) An aggregate of 1,500,000 shares (or part thereof) of Muliang Share, to be allocated among the Sellers as set forth in Exhibit A, upon proportionate achievement of audited revenue of $12,175,000 or part thereof and net profit before tax of at least $626,000 or part thereof by Viagoo for the fiscal year ended 2021;

(b) An aggregate of 1,428,572 shares (or part thereof) of Muliang Share, to be allocated among the Sellers as set forth in Exhibit A, upon proportionate achievement of audited revenue of $33,454,000 or part thereof and net profit before tax of at least $4,407,000 or part thereof by Viagoo or the fiscal year ended 2022;

(c) An aggregate of 1,428,571 shares (or part thereof) of Muliang Share, to be allocated among the Sellers as set forth in Exhibit A, upon proportionate achievement of audited revenue of $48,629,000 or part thereof and net profit before tax of at least $6,767,000 or part thereof by Viagoo for the fiscal year ended 2023;

1.2	The termination of the employment of any Seller with Viagoo shall terminate the respective employment rights of such Seller under this Agreement, regardless of the time of any such termination(s) or the cause or reason (or absence of any cause or reason) for such termination(s). For avoidance of doubt, termination of seller-employee does not affect entitlement of non-employee sellers under Exhibit A, provided always that Messrs Nunissait @ Ching Liat Theng, Tjandra and Joseph Siew Hoong Lee continue to be employed under Viagoo until the Earnout Agreement is fully extinguished or expired.

1.3	The Sellers acknowledge that each and all of the Milestone Events shall not be based upon any financial support or assistance of any sort to be provided by Muliang, except for those capital raised in Singapore specifically for the business development of Viagoo and unless otherwise negotiated for during the term of this Agreement.

2. Non-Competition and Non-Solicitation.

2.1 Each of Sellers (the “Principal Stockholders”) agrees that, if Muliang has paid in full, when due, all Performance Earnout amounts, that become due and payable in accordance with the provisions of this Agreement, then, during the period commencing on the date hereof and ending on the two-year anniversary of his termination of employment with Viagoo, he shall not:

(i) compete with Viagoo by developing, producing, distributing, marketing, selling or assisting others to develop, produce, distribute or market or sell a product or service which is known by him during his employment with Viagoo competitive with the products or services of Viagoo then existing or then reasonably expected by him to be sold by Viagoo within the next succeeding 12-month period; nor, for the same period, for any reason, will he accept employment from or have any other professional relationship with any person, (“Person”) entity which is competitive with such products or services of Viagoo; it being agreed that, in view of the global nature of Viagoo’s business, the foregoing restrictions shall apply worldwide.

(ii) employ or solicit, or receive or accept the performance of any services by, any employee, consultant or contractor employed by and/or engaged by Viagoo, or any such person whose employment or engagement with Viagoo has terminated within the previous six (6) month period prior to December 31, 2025.

(iii) entice away or divert from Viagoo any Person who is then a customer or supplier of, or provider of services to Viagoo and who is known by him to have been a customer or supplier of, or provider of services to, Viagoo at any time within twelve (12) months prior to December 31, 2025.

2.2 If any provision contained in this Section will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section, but this Section will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law. The Sellers acknowledge that the Muliang would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Muliang for any such breach. The Sellers agree that the Muliang will be entitled to injunctive relief requiring specific performance by the Sellers of this Section, and the Sellers consent to the entry thereof.

3. Miscellaneous Provisions

3.1 Parties in Interest. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

3.2 Attorneys’ Fees. In the event of any action to enforce any provision of this Agreement, or on account of any default under or breach of this Agreement, the substantially prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all reasonable attorneys’ fees incurred by the substantially prevailing party in connection with such action (including, but not limited to, any appeal thereof).

3.3 Entire Agreement. This Agreement constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

3.4 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

If to Sellers/Viagoo:	Viagoo Pte Ltd.

141 Middle Road #06-06

GSM Building

Singapore 188976

Attn: Mr. Alan Chow (Nunissait Tjandra)

If to Buyer:	Muliang Agritech, Inc.

2498 Wanfeng Highway,

Lane 181 Fengjing Town,

Jinshan District

Shanghai, China 201501

Attn: Mr. Lirong Wang

3.5 Changes. The terms of this Agreement may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except pursuant to the written agreement of Muliang and the Sellers’ Committee.

3.6 Severability. If any term or provision of this Agreement or the application thereof as to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

3.7 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page to Earnout Agreement in the form annexed to this Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

3.8 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

3.9 Governing Law; Consent to Jurisdiction. This Agreement will be governed by the internal law of the State of New York. Legal proceedings relating to this Agreement or the transactions contemplated hereby that are commenced against the Muliang and/or Viagoo or any Seller may be commenced only in the state or federal courts in New York. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world.

3.10 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors and assigns.

[Remainder of this page intentionally left blank]

Signature Page to Earnout Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

MULIANG AGRITECH, INC.		VIAGOO PTE, LTD.

By:	/s/ Lirong Wang	By:	/s/ Nunissait Tjandra
	Name: Lirong Wang		Name: Nunissait Tjandra
	Title: CEO		Title: CEO

SELLERS:

Nunissait @ Ching Liat Theng, Tjandra	Joseph Siew Hoong, Lee

Shaw Cheng David, Chong	Eng Gee, Lee

Wai Cheung, Wong	Chai Guan, Pok

Cheo Guan, Saw	Chin Ngiap, Tan

Lie Hui, Zhou	Cappa Limited

Shu Huan, Foo	Varn Hin,Lei

Icon International Services Ltd

Exhibit A

Earn-out Schedule